UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 8, 2007

SANTA FE ENERGY TRUST

(Exact name of Registrant as specified in its charter)

Texas	1-11450	76-6081498
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation or organization)	File Number)	Identification No.)

The Bank of New York Trust Company, N.A., Trustee

Global Corporate Trust

919 Congress Avenue

Austin, Texas  78701

(Address of principal executive offices)

Registrant’s Telephone Number, including area code:  (800) 852-1422

Not Applicable

(Former name, former address and former fiscal
year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement.

On November 8, 2007, The Bank of New York Trust Company, N.A., as trustee (the “Trustee”) of Santa Fe Energy Trust entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Amen Properties, Inc. (“Amen”), pursuant to which Amen has agreed to purchase all of the net profits royalties held by the Trust for approximately $50.4 million, subject to certain adjustments, and subject to customary closing conditions.  The assets to be sold consist of the Trust’s interests in certain royalty interests and working interests in oil and gas properties located in a number of different states.

The effective date of the sale under the Purchase Agreement will be October 1, 2007.  Subject to various limitations, the Purchase Agreement provides for potential adjustments to the purchase price resulting from, among other things, title and environmental issues, if any, affecting the interests to be sold, adjustments for overproduction or underproduction of natural gas from the properties to which the interests relate, and changes in excess of specified amounts to the price of West Texas Intermediate Crude Oil for December 2008 as of the business day prior to the closing date.  The Purchase Agreement also provides for an increase to the purchase price in the event that a revised reserve report (the “Revised Reserve Report”) relating to the interests being sold to be prepared and delivered to the parties prior to closing reflects an increase in the aggregate net present value of the interests as of December 31, 2006, when compared to the currently available reserve report, and after making certain adjustments to the Revised Reserve Report in accordance with the Purchase Agreement.  The Purchase Agreement further provides that if any such increase to the purchase price (based on the Revised Reserve Report) exceeds $4 million, each of the Trustee and Amen have will the right to terminate the Purchase Agreement.  Investors should be aware that the Revised Reserve Report may not result in any increase to the purchase price at all, and that the aggregate effects of the adjustments to the purchase price contemplated by the Purchase Agreement could be positive or negative.

The closing is conditioned on, among other things, the Trustee’s receipt of an opinion from a nationally recognized investment banking firm regarding the fairness, from a financial point of view, of the transactions contemplated by the Purchase Agreement.  The Purchase Agreement includes other conditions, representations, warranties, covenants and other customary provisions, including provisions limiting the types and amounts of any claims the parties might otherwise assert against each other and providing limitations on the time after the closing during which any such claims may be made.

The description herein of the material terms of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

The Trustee is required by the documents governing the Trust to sell the properties.  The parties intend to consummate the transaction on or about December 17, 2007.  If the sale closes as anticipated, the Trustee intends to distribute the net proceeds of the sale (after deducting amounts  necessary to pay any fees, expenses, liabilities and other obligations of the Trust, and after setting aside any amounts the Trustee determines to hold in reserve) to unitholders as part of the quarterly Trust distribution for the quarter ending December 31, 2007.

Amen owns 139,500 units of the Trust and is part of an affiliated ownership group that owns 701,393 units of the Trust, approximately 11% of the outstanding units.  Amen will continue to receive regular distributions from the Trust until its liquidation on or before February 15, 2008.

The Trust will be liquidated on or before February 15, 2008.  The Trustee will instruct the Trust’s transfer agent to stop transfer of the Trust’s units immediately following the termination of the Trust.

On November 8, 2007, the Trustee issued a press release regarding the Purchase and Sale Agreement described above, a copy of which is furnished herewith and incorporated herein by reference.

ITEM 9.01.    Financial Statements and Exhibits.

(d)	Exhibits.

	10.1	PURCHASE AND SALE AGREEMENT, dated as of November 8, 2007 between The Bank of New York Trust Company, N.A., solely in its capacity as Trustee of Santa Fe Energy Trust, and Amen Properties, Inc.
	99.1	Santa Fe Energy Trust Press Release issued November 8, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Santa Fe Energy Trust

By:	The Bank of New York Trust Company N.A.,
as Trustee

By:	/s/ MIKE ULRICH
Name: Mike Ulrich
Title: Vice President

Date:  November 8, 2007